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FOR IMMEDIATE RELEASE                                        CONTACT:  JACK WYNN
MONDAY, OCTOBER 7, 1996                                           (540) 687-3587

              SOLAR-MATES RECEIVES EQUITY FUNDING TO PURSUE ACQUISITIONS

Sarasota, Florida - Solar-Mates, Inc. today announced the closing on Friday, October 4, 1996 of a $7.5 million equity investment as part of an overall $22.5 million equity subscription from an Austrian-based bank, with the purpose of pursuing a specific acquisition targeted by the Company in the sunglass industry.

The equity infusion is in the form of non-voting convertible preferred shares of Solar-Mates. The conversion price for this initial infusion is the lower of 80% of the market price of Solar-Mates' stock of $5.50 per share, and the shares bear dividends at an annual rate of 6.5%. The remaining subscriptions for an additional aggregate amount of $15 million of non-voting convertible preferred shares is to be consummated simultaneously with the closing of the targeted acquisition. The conversion price for the preferred shares to be issued in the subsequent $15 million infusion is the lower of 80% of market price or, with respect to $7.5 million of such amount, $6.75 per share, and with respect to the other $7.5 million, 8.25 per share. Such shares are to bear dividends at an annual rate of 6%. The convertibility of any preferred shares into Solar-Mates Common Stock is subject to shareholder approval. The subscription is being effected pursuant to an off-shore exempt offering in reliance upon Regulation S under the Securities Act of 1933.

At the closing, the Company also issued to the investor three-year warrants to purchase 150,000 shares of Common Stock at a price of $5.5625 per share commencing on January 1, 1999. In connection with the closing of the second infusion of $15 million, the Company is to issue an additional 600,000 identical warrants, with an exercise price of $7.50 per share for 300,000 of the warrants and $10 per share for the remaining warrants. The Company also paid a commission to a third party equal to 7% of the investment and immediately exercisable five-year warrants to purchase 200,000 shares of Common Stock at a price of $5.50 per share.

According to Stephen Nevitt, President and CEO of Solar-Mates, Inc., "This infusion of equity is a key part of our acquisition strategy, which will include new distribution channels to market our products. This acquisition process should benefit both the shareholders and the Company through higher market concentration and financial strength."

Solar-Mates, Inc. markets the new H2Optix-Registered Trademark- line of water sports oriented eyewear, as well as a diversified line of quality sunglasses at popular prices. Solar-Mates, Inc. manufactures all of its sunglasses through outside sources.

Solar-Mates maintains its principal executive offices at 8125 25th Court East, Sarasota, Florida, (941) 359-3599.